UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12
Guardian Pharmacy Services, Inc.
(Name of Registrant as Specified in Its Charter)
N/A
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300 Galleria Parkway S.E. | Suite 800

Atlanta, Georgia 30339

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 5, 2026

To the Stockholders of Guardian Pharmacy Services, Inc.:

The 2026 Annual Meeting of Stockholders of Guardian Pharmacy Services, Inc., a Delaware corporation (“Guardian” or the “Company”), will be held at the offices of Bindley Capital Partners, located at 8909 Purdue Road, Suite 500, Indianapolis, IN 46268, on May 5, 2026, at 1:00 p.m., Eastern Time, for the following purposes:

(1)	to elect two Class II directors to serve until the annual meeting of stockholders to be held in 2029;

(2)	to approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers;

(3)	to approve, on a non-binding advisory basis, the frequency of the Company’s future advisory votes to approve the compensation of the Company’s named executive officers; and

(4)	to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2026.

Stockholders may also transact such other business as may properly come before the annual meeting or any postponement or adjournment thereof.

Only holders of record of shares of the Company’s Class A common stock and Class B common stock (together, “common stock”) at the close of business on March 13, 2026 (the “Record Date”), are entitled to notice of, and to vote at, the annual meeting or any postponement or adjournment thereof.

Holders of a majority of the shares of common stock outstanding as of the Record Date must be present, either in person or represented by proxy, to constitute a quorum for the transaction of business at the annual meeting.

Our Board of Directors recommends that you vote FOR each of the director nominees; FOR the approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers; for ONE YEAR as the preferred frequency of the Company’s future advisory votes to approve the compensation of the Company’s named executive officers; and FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2026. Your vote is important to us. We urge you to date, sign and return the accompanying proxy card in the enclosed envelope or vote your shares by telephone or via the Internet, as soon as possible, whether or not you expect to attend the annual meeting. If you attend the annual meeting, any votes you cast at the meeting will supersede your proxy.

This notice, the proxy statement and the accompanying proxy card are first being distributed to stockholders and made available on the Internet commencing on or about March 26, 2026.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to be Held on May 5, 2026

The proxy statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2025 are available at www.proxydocs.com/GRDN.

Fred P. Burke

President and Chief Executive Officer

March 26, 2026

Page
INFORMATION REGARDING THE ANNUAL MEETING	1
PROPOSAL NO. 1: ELECTION OF DIRECTORS	5
CORPORATE GOVERNANCE	10
STOCKHOLDER COMMUNICATION WITH THE BOARD OF DIRECTORS	16
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	17
EXECUTIVE COMPENSATION	19
DIRECTOR COMPENSATION	26
AUDIT COMMITTEE REPORT	28
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	29
DELINQUENT SECTION 16(a) REPORTS	30
PROPOSAL NO. 2: APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS	31
PROPOSAL NO. 3: APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE FREQUENCY OF THE COMPANY’S FUTURE ADVISORY VOTES TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS	32
PROPOSAL NO. 4: RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	33
CODE OF ETHICS	34
SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2027 ANNUAL MEETING	34
COMPLIANCE WITH UNIVERSAL PROXY RULES FOR DIRECTOR NOMINATIONS	34
ANNUAL REPORT	34

i

INFORMATION REGARDING THE ANNUAL MEETING

Proxy Statement; Date, Time and Place of Annual Meeting

We are furnishing this proxy statement in connection with the solicitation of proxies by our Board of Directors (the “Board of Directors” or the “Board”) for use at our 2026 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 5, 2026, at 1:00 p.m., Eastern Time, at the offices of Bindley Capital Partners, located at 8909 Purdue Road, Suite 500, Indianapolis, IN 46268, or at any adjournment or postponement of the meeting. At the Annual Meeting, stockholders will be asked to consider and vote on the items of business listed and described in this proxy statement. This proxy statement and the accompanying proxy card are first being distributed to our stockholders and made available on the Internet on or about March 26, 2026.

Record Date; Quorum; Outstanding Common Stock Entitled to Vote

All holders of record of our Class A common stock, par value $0.001 per share (“Class A common stock”) and Class B common stock, par value $0.001 per share (“Class B common stock,” and together with Class A common stock, “common stock”) as of the close of business on March 13, 2026 (the “Record Date”), are entitled to receive notice of, and to vote at, the Annual Meeting. We will make available, during ordinary business hours at our offices at 300 Galleria Parkway S.E., Suite 800, Atlanta, Georgia 30339, a list of stockholders of record as of the Record Date for inspection by stockholders for any purpose germane to the Annual Meeting during the ten days preceding the Annual Meeting. To access the stockholder list during this time, please send your request, and proof of ownership, by email to corporatesecretary@guardianpharmacy.net.

Holders of a majority of the shares of common stock outstanding as of the Record Date must be present, either in person or represented by proxy, to constitute a quorum for the transaction of business at the Annual Meeting. As of the Record Date, there were 63,320,634 shares of our common stock outstanding, consisting of 36,259,762 shares of Class A common stock and 27,060,872 shares of Class B common stock. The Class A common stock and Class B common stock will vote together as a single class on all matters submitted to a vote of stockholders, including the election of directors. Each share of common stock is entitled to one vote with respect to each of the director nominees and one vote on each other matter to be acted on at the Annual Meeting.

Abstentions and “broker non-votes” will be treated as present for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other nominee holding shares in “street name” for a beneficial owner does not vote on a particular proposal because the bank, broker or other nominee does not have discretionary voting power for that particular proposal and has not received voting instructions from the beneficial owner. Under New York Stock Exchange (“NYSE”) rules, banks, brokers or other nominees that have not received voting instructions from their clients (beneficial owners) cannot vote on their clients’ behalf on non-routine items. The proposal to ratify the appointment of our independent registered public accounting firm (Proposal No. 4) is considered a “routine” or “discretionary” item. This means that a bank, broker or other nominee may vote on such item in their discretion on behalf of beneficial owners who have not furnished voting instructions. In contrast, all of the other proposals set forth in this proxy statement, including the election of directors (Proposal No. 1), the Say-on-Pay Proposal (Proposal No. 2), and the Say-on-Frequency Proposal (Proposal No. 3) (each as defined below), are “non-routine” or “non-discretionary” items, and banks, brokers or other nominees that have not received voting instructions from beneficial owners on these matters may not vote on these proposals.

If a quorum is not present at the scheduled time of the Annual Meeting, the chairman of the meeting or the stockholders so present, by the affirmative vote of a majority of the shares of common stock which are present in person or by proxy and entitled to vote may adjourn the Annual Meeting until a quorum is present. The time and place of the adjourned annual meeting, if any, will be announced at the time the adjournment is taken, and, unless such adjournment or postponement is for more than 30 days, no other notice will be required to be given. An adjournment will have no effect on the business that may be conducted at the annual meeting.

Participation in the Annual Meeting; Questions at the Meeting

If you are a stockholder of record and attend the Annual Meeting and wish to vote in person, you will be given a ballot at the meeting. However, if your shares are held in the name of your bank, broker or other nominee, you will need to obtain a legal proxy from the institution that holds your shares indicating that you were the beneficial owner of our common stock as of the Record Date for the Annual Meeting. Please contact the bank, broker or other nominee holding your shares directly if you would like to obtain a legal proxy to vote your shares directly at the Annual Meeting. Even if you plan to attend the Annual Meeting, please complete, sign and return your proxy card, or vote by telephone or the Internet, to ensure that your shares are represented. If you attend the Annual Meeting, any votes you cast at the meeting will supersede your proxy.

If your shares are held in “street name” through a bank, broker or other nominee, you must obtain a legal proxy from your bank, broker or other nominee in order to be able to vote your shares in person at the Annual Meeting.

Voting Rights; Vote Required for Approval

The Class A common stock and Class B common stock will vote together as a single class on all matters submitted to a vote of stockholders, including the election of directors. Each share of common stock is entitled to one vote with respect to each of the director nominees and one vote on each other matter to be acted on at the Annual Meeting.

The affirmative vote of (i) a plurality of the votes cast is required to elect each director nominee, and (ii) a majority of the votes cast is required (A) to approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers (the “Say-on-Pay Proposal”), (B) to approve, on a non-binding advisory basis, the frequency of future advisory votes to approve the Company’s named executive officer compensation (the “Say-on-Frequency Proposal”) and (C) to ratify the appointment of our independent registered public accounting firm for 2026. Votes withheld from the election of directors will have no effect on the election of those nominees, and abstentions with respect to the Say-on-Pay Proposal, the Say-on-Frequency Proposal and the ratification of the appointment of our independent registered public accounting firm for 2026 will have no effect on the proposal. Broker non-votes will not be considered to be votes cast and will have no effect on the outcome of the vote on the election of directors, the Say-on-Pay Proposal or the Say-on-Frequency Proposal. A bank, broker or other nominee may generally vote in their discretion with respect to the ratification of the appointment of our independent registered public accounting firm, and therefore, no broker non-votes are expected in connection with such proposal.

Proposal	Required Vote	Vote Impact
		For	Withhold/ Against	Abstain	Broker Non-Votes
1. Election of Directors	Plurality of votes cast	For the director nominee(s)	No effect	—	No effect

2. Say-On-Pay	Affirmative vote of a majority of votes cast	For the proposal	Against the proposal	No effect	No effect

4. Ratification of Appointment of Independent Registered Public Accounting Firm	Affirmative vote of a majority of votes cast	For the proposal	Against the proposal	No effect	—

Proposal	Required Vote	Vote Impact
		1 Year	2 Years	3 Years	Abstain / Broker Non-Votes
3. Say-On-Frequency	Affirmative vote of a majority of votes cast (the Board expects to be guided by the voting option that receives the greatest number of votes, even if that alternative does not receive a majority of votes cast)	Request to hold the Say-on-Pay vote every year	Request to hold the Say-on-Pay vote every two years	Request to hold the Say-on-Pay vote every three years	No effect

Voting and Revocation of Proxies

A proxy is a legal designation of another person to vote stock you own. That other person is called a proxy.

If you designate someone as your proxy in a written or electronic document, that document is also called a proxy, a proxy card or a form of proxy. A proxy card for you to use in voting at the Annual Meeting accompanies this proxy statement. You may also vote by telephone or by the Internet as follows:

•	by telephone: call toll free (866) 490-6852 using a touch-tone telephone and follow the instructions provided by the recorded message; or

•	by the Internet: visit www.proxypush.com/GRDN and follow the steps outlined on the secure website.

If your shares are held in “street name” through a bank, broker or other nominee, you should follow the instructions for voting on the form provided by your bank, broker or other nominee. You may submit voting instructions by telephone or through the Internet or, if you received your proxy materials by mail, you may complete and mail a proxy card to your bank, broker or other nominee. If you provide specific voting instructions by telephone, through the Internet or by mail, your bank, broker or other nominee will vote your shares as you have directed.

All properly executed proxies that are received prior to, or at, the Annual Meeting and not revoked (and all shares properly voted by telephone or the Internet) will be voted in the manner specified. If you execute and return a proxy card, and do not specify otherwise, the shares represented by your proxy will be voted FOR each of the director nominees, FOR the Say-on-Pay Proposal, for ONE YEAR on the Say-on-Frequency Proposal and FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2026.

If you have given a proxy or voted by telephone or the Internet pursuant to this solicitation, you may nonetheless revoke that proxy or vote by attending the Annual Meeting and voting in person. In addition, you may revoke any proxy you give before the Annual Meeting by voting by telephone or the Internet at a later date (in which case only the last vote will be counted) prior to 11:59 p.m. Eastern Time on the day before the Annual Meeting, by delivering a written statement revoking the proxy or vote or by delivering a duly executed proxy bearing a later date to the Company’s Secretary, at our principal executive offices, located at 300 Galleria Parkway S.E., Suite 800, Atlanta, Georgia 30339, so that it is received prior to the Annual Meeting, or by voting at the Annual Meeting itself prior to the closing of the polls. If you have executed and delivered a proxy to us or voted by telephone or the Internet, your attendance at the Annual Meeting will not, by itself, constitute a revocation of your proxy.

Solicitation of Proxies and Householding

We will bear the cost of the solicitation of proxies. We will solicit proxies initially by mail. Further solicitation may be made by our directors, officers and employees personally, by telephone, facsimile, e-mail or otherwise, but they will not be compensated specifically for these services. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries holding shares for a beneficial owner to send proxies and proxy materials to their principals, and the Company may reimburse them for their expenses in so doing. Your cooperation in promptly submitting your vote by proxy will help to avoid additional expense.

From time to time, we, and if you hold your shares in street name, your bank, broker or other nominee, may participate in the practice of “householding” proxy soliciting material. This means that if you reside in the same household as other stockholders of record or beneficial owners of our common stock, you may not receive your own copy of our proxy materials, even though each stockholder receives his or her own proxy card. If your household received one set of proxy materials and you are a stockholder of record who would like to receive additional copies of our proxy materials, you may request a duplicate set by contacting our Secretary at our principal executive offices, located at 300 Galleria Parkway S.E., Suite 800, Atlanta, Georgia 30339, or at the following telephone number: (404) 810-0089. If you share an address with other stockholders of record and your household received multiple sets of proxy materials, and you would like for your household to receive a single copy of our proxy materials, you may make such a request by contacting our Secretary at our principal executive offices listed above. If you hold your shares in street name, please contact your bank, broker or other nominee directly to request a duplicate set of proxy materials or to reduce the number of copies of our proxy materials that are sent to your household.

Other Matters

Except for the votes on the proposals described in this proxy statement, no other matter is expected to come before the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby on those matters in accordance with their best judgment.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation provides for a classified Board of Directors that is divided into three classes, designated Class I, Class II and Class III. The directors designated as Class I directors are currently serving terms expiring at the 2028 Annual Meeting of Stockholders. The directors designated as Class II directors are currently serving terms expiring at the Annual Meeting. The directors designated as Class III directors are currently serving terms expiring at the 2027 Annual Meeting of Stockholders.

Our Board has nominated John Ackerman and Randall Lewis for election as Class II directors at the Annual Meeting. Each Class II director elected at the Annual Meeting shall hold office until the 2029 Annual Meeting of Stockholders and until their respective successor has been elected and qualified, or until their earlier resignation or removal. If, at the time of the Annual Meeting, any of such nominees should be unable to serve, the Board may designate a substitute nominee. In that event, the proxy holders will vote for such substitutes as our Board recommends. We have no reason to believe that any nominee for election at the Annual Meeting will be unable to serve if elected.

Class II Director Nominee and Other Director Biographies

Below is information about each of our Class II director nominees and other directors, including their age (as of March 26, 2026), principal occupation, business experience, and the Board’s assessment of their individual qualifications to serve as a director. For certain additional information regarding the Class II director nominees and other directors, see the sections entitled “Security Ownership of Certain Beneficial Owners and Management” and “Corporate Governance” in this proxy statement.

Class II Director Nominees

John Ackerman Director since: 2024 Age: 68 Board Committees: None	John Ackerman has served as a member of our Board of Directors since our formation. Mr. Ackerman is a co-founder of Cardinal Equity Partners, a private equity firm focused on middle-market investments, and has served as President since 1994. Mr. Ackerman currently serves on the board of directors of four of Cardinal Equity Partners’ portfolio companies, as well as on the board of directors of AAA Hoosier Motor Club. Until their respective sales in 2020, Mr. Ackerman was a board member of Hulman & Company, a wholesale foods supplier, The Indianapolis Motor Speedway and Clabber Girl Corporation, a baking powder producer. Prior to entering private equity, Mr. Ackerman spent ten years with the Quaker Oats Company, where he managed a variety of the company’s brands. Mr. Ackerman is currently a director of the Riley Children’s Foundation and the Eskenazi Health Foundation. Mr. Ackerman has a bachelor’s degree in business from the University of Michigan and a M.S., Management from the Kellogg School of Business at Northwestern University. We believe Mr. Ackerman is qualified to serve as a director because of his extensive strategic and managerial experience in our industry.

Randall Lewis Director since: 2024 Age: 63 Board Committees: Audit (Chair); Compensation; Nominating and Governance	Randall Lewis has served as a member of our Board of Directors since September 2024. Mr. Lewis is the Managing Partner for Cleveland Avenue, LLC (“Cleveland Avenue”), a venture capital investment firm that invests in agrifood and beverage, related technologies, and life-style related technology investments. He joined Cleveland Avenue in 2020 and is responsible for leading transaction sourcing, due diligence, financial evaluation, and portfolio management of the firm’s portfolio investments. Mr. Lewis has served on the board of directors of Simon Property Group, Inc. since March 2023. Prior to joining Cleveland Avenue, Mr. Lewis served his alma mater, Purdue University, as Executive Director for the Krannert Professional Development Center from 2013 to 2020. He has over 35 years of finance, risk management, and operations experience. This includes his years with General Electric, Wells Fargo and Elevance Health, Inc. (formerly Anthem, Inc.). While working for these Fortune 500 companies, he held various senior executive roles, including Executive Vice President and Chief Compliance Officer, Executive Vice President and Chief Auditor, Managing Director of Corporate Development, and Chief Executive Officer for a start-up logistics firm. Mr. Lewis obtained his B.S. in General Management/Accounting and M.B.A. in Finance from the Krannert School of Management at Purdue University. Mr. Lewis is also a Certified Public Accountant. We believe Mr. Lewis is qualified to serve as a director because of his deep financial and operational experience and public company board experience.

Class I Continuing Directors

David Morris Director since: 2021 Age: 62 Board Committees: None	David Morris has served as our Executive Vice President and Chief Financial Officer and a member of our Board of Directors since our formation. Prior to co-founding Guardian, Mr. Morris served as Chief Financial Officer at Central Pharmacy from 1993 to 2001. Mr. Morris previously served as President of the PBM Division at Complete Health from 1991 to 1993 and served as a Certified Public Accountant at Ernst & Young LLP from 1985 to 1991. Mr. Morris received a B.S., Accounting from the University of Alabama. We believe that Mr. Morris is qualified to serve as a director because of his operational and historical expertise gained from serving as our Executive Vice President and Chief Financial Officer, his extensive experience in the pharmacy industry and his expertise in financial management.

Mary Sue Patchett Director since: 2024 Age: 63 Board Committees: Audit; Compensation; Nominating and Governance (Chair)	Mary Sue Patchett has served as Executive Vice President—Chief Operating Officer of Brookdale Senior Living Inc. (“Brookdale”), the nation’s largest operator of senior housing facilities, since December 2025, and served as Interim Executive Vice President—Community & Field Operations upon rejoining Brookdale from September through November 2025. Ms. Patchett held various senior leadership positions at Brookdale from 2011 until her retirement in 2021. Her last position at Brookdale was as Executive Vice President of Strategic Operations, serving from March 2020 to June 2021, where in addition to her strategic planning, market/competitive positioning and government affairs responsibilities, she served as commander of Brookdale’s COVID-19 emergency response center, leading a team of internal experts and external consultants to develop and execute pandemic protocols. Ms. Patchett also served as the Executive Vice President of Community and Field Operations at Brookdale, and before that, was President of the Southeast Division. Ms. Patchett is also serving as Board Chair and secretary of the Angels in Action Corporation. Ms. Patchett earned her B.S. in business from George Mason University. We believe Ms. Patchett is qualified to serve as a director because of her substantial managerial experience in the healthcare sector and longstanding involvement in the senior care industry.

Thomas Salentine, Jr. Director since: 2024 Age: 57 Board Committees: None	Thomas Salentine, Jr. has served as a member of our Board of Directors since our formation. Mr. Salentine has served as President at Bindley Capital Partners, LLC, a private investment firm, since 2001. He was previously a principal at Frontenac Company, a private equity firm, from 1996 to 2001. Prior to that, Mr. Salentine worked in investment banking at Bear Stearns Companies, Inc. from 1990 to 1993. He previously served on the board of directors of Platinum Entertainment, Inc., an integrated music company. Mr. Salentine is a graduate of Harvard College and received his M.B.A. from the Kellogg School of Management at Northwestern University. We believe Mr. Salentine is qualified to serve as a director because of his substantial experience in the investment and financial industries and public company board experience.

Class III Continuing Directors

William Bindley Director since: 2024 Age: 85	William Bindley has served as Chairman of our Board of Directors since our formation. Mr. Bindley has served as Chairman of Bindley Capital Partners,

Board Committees: None	LLC, a private investment firm, since 2001. Mr. Bindley also founded Priority Healthcare Corporation (“Priority”), a national provider of bio-pharmaceuticals and complex therapies for chronic disease states, and served as their Chairman from 1995 to 2005 and Chief Executive Officer from 1994 to 1997. Mr. Bindley was also the Chairman, President, Chief Executive Officer and founder of Bindley Western Industries, Inc., a national pharmaceutical distributor and nuclear pharmacy operator that was acquired by Cardinal Health, Inc. in 2001. He previously served as a trustee at Kite Realty Group Trust from August 2004 to May 2024 and has also served on the boards of directors of Cardinal Health, Inc., Key Bank, NA, Bindley Western Industries, Priority and Shoe Carnival, Inc. Mr. Bindley received his B.S. in Industrial Economics and Doctor of Management from Purdue University and completed the Wholesale Management Program at the Stanford Graduate School of Business. We believe that Mr. Bindley is qualified to serve as a director because of his extensive experience in leading healthcare focused companies, as well as his significant public company leadership experience.

Fred Burke Director since: 2021 Age: 76 Board Committees: None	Fred Burke has served as our President and Chief Executive Officer and a member of our Board of Directors since our formation. Prior to co-founding Guardian, Mr. Burke was a co-founder and president of two start-up companies in Atlanta, Georgia: Central Pharmacy Services, Inc. (“Central Pharmacy”), which was founded in 1992 and ultimately acquired by Cardinal Health in 2001, and Sales Technologies, Inc., which was founded in 1983 and acquired by Dun & Bradstreet Corporation in 1989. Mr. Burke also previously served as a brand manager at Procter & Gamble, a consultant and engagement manager at McKinsey & Company, and as an officer in the United States Air Force, leading a combat communications unit. Mr. Burke received a B.S., Engineering from Mississippi State University, and an M.S., Industrial Management from the Krannert School of Management at Purdue University. We believe that Mr. Burke is qualified to serve as a director because of his operational and historical expertise gained from serving as our President and Chief Executive Officer, and his extensive experience in the pharmacy industry.

Steve Cosler Director since: 2024 Age: 70	Steve Cosler has served as a member of our Board of Directors since September 2024. Mr. Cosler has served as an Operating Partner at Water Street

Board Committees: Audit; Compensation (Chair); Nominating and Governance	Healthcare Partners, LLC (“Water Street”), a Chicago-based private equity firm focused on the healthcare industry, since 2006. Prior to Water Street, he served as the President and Chief Executive Officer of Priority, a Fortune 1000 company that distributed and managed biopharmaceutical therapies. At Priority, Mr. Cosler lead the company’s successful initial public offering, as well as strategic initiatives that contributed to its growth and ultimate sale to Express Scripts, Inc. Mr. Cosler is also the Founder, Chairman Emeritus and board member of Elevate Indianapolis. Mr. Cosler serves on the board of directors of Imagine360, LLC, Liviniti, LLC and Eversana Life Science Services LLC, all of which are Water Street portfolio companies, as well as MedShorts LLC. Mr. Cosler previously served as the Chairman of NNN REIT, Inc., which is a public company. Additionally, Mr. Cosler previously served on the board of directors of Cima Labs Inc. and Priority, and served as the lead independent director at Catamaran Corporation, both of which are former public companies. Mr. Cosler has also served on the Board of Trustees for two closed-end funds of Claymore Securities Inc. Mr. Cosler received a M.S., Industrial Management from the Krannert School of Management at Purdue University. We believe Mr. Cosler is qualified to serve as a director because of his unique combination of senior management and operational experience in specialty pharmacy, specialty distribution, outsourced payer services and technology.

Recommendation of the Board of Directors

Your Board of Directors recommends a vote FOR each of the Class II director nominees.

CORPORATE GOVERNANCE

The Board of Directors is elected by our stockholders to oversee our business and affairs and to assure that the long-term interests of our stockholders are being served. Our business is conducted by our employees, managers and officers under the direction of the President and Chief Executive Officer, and with the oversight of the Board of Directors.

In 2025, our Board met six times. Each of our directors attended 100% of the meetings held by the Board in 2025 and the meetings held by all committees of the Board on which such individual served in 2025 for which he or she served as a committee member. During the intervals between scheduled meetings, the Board may receive periodic updates from management on business, operational and strategic developments. We do not have a formal policy regarding attendance by directors at our annual meetings of stockholders, but we encourage all incumbent directors, as well as all director nominees, to attend our annual meeting of stockholders.

Stockholders’ Agreement

In connection with the Company’s initial public offering (“IPO”), on September 25, 2024, the Company entered into a Stockholders’ Agreement (the “Stockholders’ Agreement”) with Bindley Capital Partners I, LLC (“Bindley Capital”), Pharmacy Investors, LLC (“Pharmacy Investors”), Cardinal Equity Fund LP (“Cardinal” and, together with Pharmacy Investors, the “Cardinal Stockholders”), Fred Burke, David Morris and Kendall Forbes (collectively, the “Guardian Founders”). The Stockholders’ Agreement provides for, among other things, certain director nomination rights with respect to the Board and certain voting agreements among the Guardian Founders.

Director Nomination Rights

Pursuant to the terms and conditions of the Stockholders’ Agreement, the size of our Board was initially set at eight directors, of which Bindley Capital has the right to designate up to two nominees for election to the Board (the “Bindley Capital Nominees”), the Cardinal Stockholders have the right to designate one nominee for election to the Board (the “Cardinal Stockholders Nominee”), and each of Mr. Burke and Mr. Morris will be nominees for election to the Board. The three remaining nominees for election to Board will be selected by our Board, each of whom are required to qualify as independent pursuant to NYSE listing standards. Further, the Guardian Founders agreed to vote in favor of the election of all of the foregoing nominees (collectively, the “Stockholders’ Agreement Nominees”).

On September 25, 2024 and prior to the closing of the IPO, John Ackerman, William Bindley, Steve Cosler, Randall Lewis, Mary Sue Patchett and Thomas Salentine, Jr. were elected to the Board. Mr. Bindley and Mr. Salentine were elected to the Board as the Bindley Capital Nominees, Mr. Ackerman was elected as the Cardinal Stockholders Nominee, and Mr. Burke and Mr. Morris continued to serve on the Board in furtherance of their personal nomination rights, in each case pursuant to the Stockholders’ Agreement. Mr. Cosler, Mr. Lewis and Ms. Patchett were also elected to the Board as the independent directors. The Board has nominated Mr. Ackerman and Mr. Lewis for election as Class II director nominees at the Annual Meeting in connection with the foregoing.

The director nomination rights of Bindley Capital and the Cardinal Stockholders as described above will generally survive for so long as the respective party and its affiliates (i) continue to beneficially own certain specified amounts of our common stock and (ii) refrain from acquiring beneficial ownership of more than 10% of the equity securities of any competitor of the Company. Specifically, if Bindley Capital and its affiliates cease to beneficially own at least 15,211,000 shares of our common stock but continue to beneficially own at least 6,084,400 shares of our common stock, Bindley Capital will thereafter have the right to designate only one director nominee. If Bindley Capital and its affiliates cease to beneficially own at least 6,084,400 shares of our common stock, Bindley Capital will cease to have the right to designate any director nominee. If the Cardinal

Stockholders and their affiliates cease to beneficially own at least 6,084,400 shares of our common stock, the Cardinal Stockholders will thereafter cease to have the right to designate any director nominee. In the event that Bindley Capital or the Cardinal Stockholders, together with their respective affiliates, acquire more than 10% of the equity securities of any competitor of the Company, such party will cease to have the right to designate any director nominee. The respective personal nomination rights in favor of Mr. Burke and Mr. Morris will terminate if such person ceases to serve as an executive officer of the Company.

To the extent that any director nomination rights of the Guardian Founders under the Stockholders’ Agreement terminate, nominations of persons for election to those respective director seats will be made by our Board or may be made by a stockholder of the Company who has complied with all applicable requirements under our bylaws, as amended and restated (the “Bylaws”).

As further described below under “Loss of Controlled Company Status,” on March 20, 2026, the Guardian Founders sold an aggregate of 5,880,000 shares of our Class A common stock in an underwritten public offering. As a result of these sales, the Cardinal Stockholders and their affiliates ceased to beneficially own at least 6,084,400 shares of our common stock and, consequently, will no longer have the contractual right under the Stockholders’ Agreement to designate a director nominee for election to the Board subsequent to the Annual Meeting.

Voting Agreements

Pursuant to the Stockholders’ Agreement, the Guardian Founders agreed to vote in favor of the election of all of the Stockholders’ Agreement Nominees. With respect to any vote of the stockholders other than the election of directors, the Guardian Founders also agreed to vote all of their shares of common stock in the manner determined by the Guardian Founders holding a majority of the votes represented by shares of common stock held by the Guardian Founders.

Standstill Agreements

The Stockholders’ Agreement further provides that, until the seventh anniversary of the Stockholders’ Agreement, each Guardian Founder who, together with its affiliates, beneficially owns 10% or more of the Company’s common stock (a “Significant Stockholder”) will not, directly or indirectly, acquire, agree to acquire or make a proposal to acquire beneficial ownership of any additional equity securities of the Company not owned by them as of the date of the Stockholders’ Agreement without the prior consent of our Board, subject to certain limited exceptions. The Stockholders’ Agreement also generally provides that, until the seventh anniversary of the Stockholders’ Agreement and without the consent of our Board, no Significant Stockholder will, or will permit any of its affiliates to, (a) submit a proposal or offer in respect of any transaction or series of transactions that would constitute certain types of going-private transactions, or (b) transfer any equity securities of the Company to any competitor of the Company or any person who, together with its affiliates, would beneficially own 10% or more of the Company’s common stock following such transfer.

The Stockholders’ Agreement will terminate upon the earlier of (a) the 15th anniversary of the date thereof, (b) a sale of the Company and (c) the date on which both (i) the director nomination rights of each Guardian Founder thereunder have terminated and (ii) no Guardian Founder continues to be a Significant Stockholder; provided that the respective rights and obligations of any Guardian Founder under the Stockholders’ Agreement will terminate on the date on which such Guardian Founder no longer beneficially owns any equity securities of the Company.

Loss of Controlled Company Status

From the completion of our IPO in September 2024 and until March 20, 2026 (the “Closing Date”), the Company qualified as a “controlled company” within the meaning of NYSE listing standards, as a majority of the Company’s voting power for the election of directors was held by the Guardian Founders pursuant to the Stockholders’ Agreement. As a controlled company, we elected to rely on exemptions from certain NYSE corporate governance requirements, including the requirements that (1) a majority of our Board consist of “independent directors,” as defined under NYSE rules and (2) we have a nominating and governance committee comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

On the Closing Date, the Guardian Founders sold an aggregate of 5,880,000 shares of our Class A common stock in an underwritten public offering. As a result of those sales, the Guardian Founders no longer hold a majority of the Company’s voting power, and we ceased to qualify as a controlled company. Therefore, we will no longer rely on the exemptions from corporate governance requirements that are available to controlled companies (subject to applicable transition periods for compliance permitted by NYSE rules).

Our Board intends to take all action necessary to comply with the applicable NYSE rules. Accordingly, effective as of the Closing Date, our Board established and constituted a fully independent Nominating and Governance Committee, as further described below under “Committees of the Board of Directors.” In addition, under NYSE rules, we must have a majority of independent directors on our Board within one year of the Closing Date.

Director Independence

Our Board of Directors has reviewed the standards of independence for directors established by applicable laws and regulations, including the current listing standards of the NYSE, and has reviewed and evaluated the relationships of the directors with the Company and our management. Based upon this review and evaluation, our Board of Directors has affirmatively determined that each of Mr. Cosler, Mr. Lewis and Ms. Patchett is “independent” as such term is defined under the rules of NYSE. In making such determination, the Board considered, among other factors, that the Company’s customers include residents of assisted living facilities operated by Brookdale Senior Living Inc. (“Brookdale”), of which Ms. Patchett serves as an executive officer, but concluded that her employment by Brookdale did not constitute a material relationship with the Company that would impair her independence as a member of the Board.

The independent directors meet periodically in executive sessions.

Board Leadership Structure

Our governance framework provides the Board with flexibility to select the appropriate Board leadership structure for the Company, and the Board does not currently have any formal policy on whether the roles of Chairman and Chief Executive Officer should be separate.

The Board believes that its current leadership structure, in which the roles of Chairman and Chief Executive Officer are separated, best serves the Company’s needs and the Board’s ability to carry out its roles and responsibilities on behalf of the Company’s stockholders, including its oversight of management and corporate governance matters. The Board also believes that the current structure allows Mr. Burke, our President and Chief Executive Officer, to focus on managing the Company, while leveraging the experience and judgment of Mr. Bindley, our Chairman, as well as that of the full Board to drive accountability to our stockholders.

We believe that the foregoing structure and responsibilities, when combined with the Company’s other governance policies and procedures, provide appropriate opportunities for oversight, discussion and evaluation of decisions and direction from the Board of Directors.

Committees of the Board of Directors

The Board of Directors has an Audit Committee, a Compensation Committee and, effective as of March 20, 2026, a Nominating and Governance Committee. Each committee operates pursuant to a written charter in compliance with the applicable provisions of the Sarbanes-Oxley Act of 2002, the related rules of the Securities and Exchange Commission (the “SEC”) and the NYSE listing standards. Copies of these charters are available on our corporate website, at www.guardianpharmacy.com.

Audit Committee

The Audit Committee is responsible for, among other things:

•	selecting and hiring our independent auditors, and approving the audit and non-audit services to be performed by our independent auditors;

•	assisting the Board in evaluating the qualifications, performance, and independence of our independent auditors;

•	assisting the Board in monitoring the quality and integrity of our financial statements and our accounting and financial reporting;

•	assisting the Board in monitoring our compliance with legal and regulatory requirements;

•	oversight of risk assessment and risk management, including risks related to data protection and cybersecurity;

•	reviewing with management and our independent auditors the adequacy and effectiveness of our internal control over financial reporting processes;

•	assisting the Board in monitoring the performance of our internal audit function;

•	reviewing with management and our independent auditors our annual and quarterly financial statements;

•

reviewing and overseeing all transactions between us and a related person for which review or oversight is required by applicable law or that are required to be disclosed in our financial statements or SEC filings, and developing policies and procedures for the committee’s review, approval and ratification of such transactions;

•

establishing procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and

•	preparing the audit committee report that the rules and regulations of the SEC require to be included in our annual proxy statement.

The Audit Committee met six times in 2025. The members of the Audit Committee are Mr. Lewis (Chair), Mr. Cosler, and Ms. Patchett. Our Board of Directors has determined that each Audit Committee member is independent in accordance with the rules of the SEC and the NYSE listing standards applicable to audit committee members, and each Audit Committee member meets the financial literacy requirements of the NYSE listing standards. In addition, our Board has determined that each of Mr. Lewis and Mr. Cosler is an “audit committee financial expert” within the meaning of SEC rules.

Compensation Committee

The Compensation Committee is responsible for, among other things:

•

reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluating our Chief Executive Officer’s performance in light of those goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determining and approving our Chief Executive Officer’s compensation level based on such evaluation;

•

reviewing and approving, or making recommendations to the Board with respect to, the compensation of our other executive officers, including annual base salary, bonus and equity-based incentives, and other benefits;

•	reviewing and recommending to the Board the compensation of our directors;

•	reviewing and discussing with management our “Compensation Discussion and Analysis” disclosure, once required by SEC rules;

•	preparing the compensation committee report to be included in our annual proxy statement, once required by SEC rules; and

•	reviewing and making recommendations with respect to our equity and equity-based compensation plans.

Under its charter, our Compensation Committee has the authority to retain or obtain the advice of compensation consultants, independent legal counsel and other advisers.

The Compensation Committee met five times in 2025. The members of the Compensation Committee are Mr. Cosler (Chair), Mr. Lewis and Ms. Patchett. Our Board of Directors has determined that each Compensation Committee member is independent in accordance with the rules of the SEC and the NYSE listing standards applicable to compensation committee members.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for, among other things:

•	identifying and screening potential director candidates for the Board, consistent with criteria approved by the Board;

•

making recommendations to the Board regarding selection and approval of the director nominees to be submitted to a stockholder vote at the annual meeting of stockholders (subject to the terms of the Stockholders’ Agreement);

•	periodically reviewing and making recommendations to the Board regarding the Board’s leadership structure;

•	developing, recommending to the Board and annually reviewing a set of corporate governance guidelines applicable to the Company;

•	developing, subject to approval by the Board, a process for an annual evaluation of the Board and its committees, and overseeing the conduct of such annual evaluations;

•	overseeing the Company’s corporate governance practices and procedures;

•	reviewing the Board’s committee structure and composition and making annual recommendations to the Board regarding the appointment of directors to serve as members and chairs of each committee;

•

conducting an annual evaluation of each director’s independence according to NYSE listing standards, applicable law and the Company’s corporate governance guidelines, and presenting its evaluations to the Board to enable the Board to make a determination on each director’s independence; and

•	reviewing and discussing with the Board the Company’s engagement with stockholders and responsiveness to stockholder votes on governance matters.

The Nominating and Governance Committee was formed on March 20, 2026 and, accordingly, did not meet in 2025. The members of the Nominating and Governance Committee are Ms. Patchett (Chair), Mr. Cosler and Mr. Lewis. Our Board of Directors has determined that each Nominating and Governance Committee member is independent in accordance with the rules of the SEC and the NYSE listing standards.

Role of the Board in Risk Oversight

One of the key functions of our Board of Directors is informed oversight of our risk management process. Our Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through the Board of Directors as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure. Our Audit Committee is responsible for reviewing and discussing our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies with respect to risk assessment and risk management. Our Audit Committee also is responsible for oversight of data protection and cybersecurity risks and monitors compliance with legal and regulatory requirements. Our Board of Directors monitors the effectiveness of our governance guidelines. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Director Nomination Process

Prior to this Annual Meeting, our full Board has been responsible for director nominations. On March 20, 2026, our Board formed the Nominating and Governance Committee, which will be responsible for making recommendations to the Board regarding selection and approval of the director nominees to be submitted to a stockholder vote at future annual meetings of stockholders (subject to the terms of the Stockholders’ Agreement).

Directors may be nominated by the Board or by stockholders in accordance with our Bylaws. The Nominating and Governance Committee will be responsible for recommending the nomination of those incumbent directors it deems appropriate for re-election and, if applicable, reappointment to any committees of the Board on which such director serves upon expiration of such director’s term. In recommending candidates, the Nominating and Governance Committee will consider such factors as it deems appropriate in the context of the needs of the Company and the overall composition of our Board. These factors include the individual’s age, skills, breadth of experience and other background, demonstrated leadership, the ability to exercise sound judgment and, as applicable, independence. Our Board selects nominees for election as directors at each annual meeting of stockholders.

Historically, we have not had a formal policy with regard to the consideration of director candidates recommended by our stockholders. Our Board will consider candidates from any reasonable source, including recommendations from our existing directors, management, stockholders and any third-party search firms engaged, and does not evaluate candidates differently based on the source of the recommendation.

Subject to the terms and conditions of the Stockholders’ Agreement, Bindley Capital was granted the right to designate two nominees for election to our Board, the Cardinal Stockholders were granted the right to designate one nominee for election to our Board, and each of Mr. Burke and Mr. Morris will be nominees for election to our board of directors. The three remaining nominees for election to our Board are selected by our Board, each of whom must qualify as independent pursuant to NYSE listing standards.

As a result of sales of Class A common stock made by the Guardian Founders in an underwritten public offering completed in March 2026, the Cardinal Stockholders will no longer have the contractual right under the Stockholders’ Agreement to designate a director nominee for election to the Board subsequent to the Annual Meeting.

Insider Trading Policy; Hedging
The Company has an insider trading policy governing the purchase, sale and other dispositions of the Company’s securities that applies to all Company personnel, including directors, officers, employees, and other covered persons. The Company also follows procedures for the repurchase of its securities. The Company believes that its insider trading policy and repurchase procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations, and listing standards applicable to the Company. A copy of the Company’s insider trading policy is filed as Exhibit 19.1 to the Company’s Annual Report on Form
10-K.
The Company’s insider trading policy also prohibits hedging transactions in respect of the Company’s securities by the Company’s directors, executive officers and other covered persons.
STOCKHOLDER COMMUNICATION WITH THE BOARD OF DIRECTORS
Any matter intended for our Board of Directors, or for any individual member or members or committee of our Board of Directors, should be directed to the Company’s Secretary, at our principal executive offices, 300 Galleria Parkway S.E., Suite 800, Atlanta, Georgia 30339, with a request to forward the same to the intended recipient. The Secretary may sort or summarize the communications as appropriate. Communications that are commercial solicitations, customer complaints, incoherent or otherwise inappropriate will not be communicated to the members of our Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table lists information concerning the beneficial ownership of our common stock as of March 13, 2026 (unless otherwise noted), by (1) each person known to us to beneficially own more than 5% of our Class A common stock or Class B common stock, (2) each of our directors and director nominees, and each of our named executive officers (as defined below), and (3) all of our current directors and executive officers as a group. Except as otherwise indicated in the footnotes below, the address of each beneficial owner is c/o Guardian Pharmacy Services, Inc., 300 Galleria Parkway S.E., Suite 800, Atlanta, Georgia 30339. The following percentages are based on an aggregate 63,320,634 shares of common stock outstanding, consisting of 36,259,762 shares of Class A common stock outstanding and 27,060,872 shares of Class B common stock outstanding.

	Class A Common Stock (1)			Class B Common Stock (1)			Combined Voting Power (1)
Name of Stockholder	Number of Class A Shares		Percentage of Class A Shares Outstanding	Number of Class B Shares		Percentage of Class B Shares Outstanding	Percentage of Combined Voting Power
Thomas Salentine, Jr.	8,075,707	(2)	22.27%	12,200,350	(2)	45.08%	32.02%
William Bindley	8,039,993	(3)	22.17%	12,200,350	(3)	45.08%	31.96%
John Ackerman	1,863,564	(4)	5.14%	2,827,878	(4)	10.45%	7.41%
Fred Burke	1,511,845	(5)	4.17%	2,597,651	(5)	9.60%	6.49%
David Morris	422,990	(6)	1.17%	1,283,739	(6)(7)	4.74%	2.70%
Kendall Forbes	780,591	(8)	2.15%	1,217,140	(8)	4.50%	3.15%
Steve Cosler	21,083		*	—		—	*
Randall Lewis	7,142		*	—		—	*
Mary Sue Patchett	7,142		*	—		—	*
All current directors and executive officers as a group (9 persons)	12,690,064		35.00%	20,126,758		74.38%	51.83%
Bindley Capital Partners I, LLC	8,039,993	(9)	22.17%	12,200,350	(9)	45.08%	31.96%
Pharmacy Investors, LLC	1,863,564	(10)	5.14%	2,827,878	(10)	10.45%	7.41%

*	Indicates less than one percent
(1)	Our Class A common stock entitles holders thereof to one vote per share, and our class B common stock entitles holders thereof to one vote per share, voting together as a single class.
(2)
Mr. Salentine, Jr. has sole voting and sole dispositive power over 35,714 shares of Class A common stock and shared voting and dispositive power over an aggregate of 20,240,343 shares of common stock currently owned by Bindley Capital Partners I, LLC (“Bindley Capital”) by virtue of his position as member and officer of Bindley Capital Partners, LLC, the manager of Bindley Capital.

(3)
Mr. Bindley has shared voting and shared dispositive power over an aggregate 20,240,343 shares of common stock currently owned by Bindley Capital by virtue of his position as member and officer of Bindley Capital Partners, LLC, the manager of Bindley Capital.

(4)
Mr. Ackerman has sole voting and sole dispositive power over an aggregate of 4,691,442 shares of common stock currently owned by Pharmacy Investors, LLC by virtue of his position as Manager of Pharmacy Investors, LLC.

(5)	Mr. Burke has sole voting power and sole dispositive power over 4,109,496 shares of common stock.
(6)	Mr. Morris has sole voting power and sole dispositive power over 1,706,729 shares of common stock.
(7)
Includes 641,870 shares that Mr. Morris has agreed to transfer, upon their conversion into an equal number of shares of Class A common stock, to his former spouse during the period from March 28, 2026 through November 11, 2026.

(8)	Mr. Forbes has sole voting power and sole dispositive power over 1,997,731 shares of common stock.
(9)	Bindley Capital has sole voting power and sole dispositive power over 20,240,343 shares of common stock. Bindley Capital’s reported address is 8909 Purdue Road, Suite 500, Indianapolis, Indiana 46268.

(10)
Pharmacy Investors, LLC has sole voting power and sole dispositive power over 4,691,442 shares of common stock. Pharmacy Investors, LLC’s reported address is 8801 River Crossing Boulevard, Suite 320, Indianapolis, Indiana, 46240.

EXECUTIVE COMPENSATION

This section provides an overview of the compensation paid to our named executive officers (collectively, “named executive officers” or “NEOs”) whose 2025 compensation information is provided in the tables that follow. Our NEOs for 2025 were:

•	Fred Burke, President and Chief Executive Officer;

•	David Morris, Executive Vice President and Chief Financial Officer; and

•	Kendall Forbes, Executive Vice President, Sales & Operations

The following discussion also includes forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation policies and practices that we adopt in the future may differ from currently planned programs as summarized in this discussion.

2025 Summary Compensation Table

The following table summarizes information regarding the compensation awarded to, earned by, or paid to our NEOs during the years ended December 31, 2025 and 2024.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
Fred Burke
President and Chief Executive Officer	2025	$463,500	$—	$—	$347,625	$34,717	$845,842
	2024	$450,000	$—	$—	$270,000	$46,103	$766,103
David Morris
Executive Vice President and Chief Financial Officer	2025	$412,000	$—	$239,997	$309,000	$35,707	$996,704
	2024	$400,000	$—	$—	$240,000	$44,317	$684,317
Kendall Forbes
Executive Vice President, Sales & Operations	2025	$412,000	$—	$239,997	$309,000	$33,737	$994,734
	2024	$400,000	$—	$—	$240,000	$41,050	$681,050

(1)

The amounts in this column represent the aggregate grant date fair value of the restricted stock unit awards granted to participating NEOs in 2025, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). For information regarding assumptions used in calculating these values, see Note 11 to the financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

(2)	Represents annual cash incentive award payouts. See “—2025 Annual Cash Incentive Awards” below for more information.
(3)

The amounts reported for 2025 consist of: (i) for Mr. Burke, a 401(k) employer match in the amount of $12,250, and $22,467 for the aggregate incremental cost of his use of a company car; (ii) for Mr. Morris, a 401(k) employer match in the amount of $12,250, and $23,457 for the aggregate incremental cost of his use of a company car; and (iii) for Mr. Forbes, a 401(k) employer match in the amount of $12,250, and $21,487 for the aggregate incremental cost of his use of a company car. We determined the aggregate incremental cost associated with each NEO’s use of a company car based on the yearly, straight-line depreciation of the purchase price over a three year useful life.

2025 Annual Cash Incentive Awards

For the 2025 fiscal year, each NEO was granted a target opportunity to receive an annual cash incentive award expressed as a percentage of base salary. Payouts for these annual cash incentive awards were determined based on achievement of established target performance metrics with respect to the following metrics for the 2025 fiscal year: (1) Company revenue; (2) Company Adjusted EBITDA; and (3) pharmacy locations added, which is a measure of the number of pharmacy locations added during the year ended December 31, 2025.

The following performance metrics were established in February 2025 for the 2025 fiscal year (in thousands, except for pharmacy locations added):

Financial Performance Metric	Weighting	Threshold ($)	Target ($)	Maximum ($)
Revenue	20%	$1,313,200	$1,340,000	$1,407,000
Adjusted EBITDA	60%	$97,000	$99,000	$101,000
Pharmacy Locations Added	20%	1 location	3 locations	5 locations

Each NEO’s target opportunity was equal to 60% of his base salary. Consistent with the Company’s overall compensation philosophy, annual cash incentive award opportunity levels (as a percentage of target opportunity) approved by the Compensation Committee for each of the NEOs for 2025 were as follows: 75% at threshold; 100% at target; and 125% at maximum.

Actual performance levels between threshold and target, or between target and maximum, are used to determine actual incentive awards. For purposes of calculating amounts payable under the annual cash incentive award compensation plan, actual Company performance compared to goal performance for each of the metrics was independently determined and calculated.

For 2025, we achieved $1.45 billion in Company revenue, $115.1 million in Company Adjusted EBITDA, and 5 pharmacy locations added. As a result of the fact that each of the targets was achieved at or above the maximum level, the Compensation Committee determined to pay out the annual incentive awards at the maximum, which was 125% of the respective target levels, as set forth in the “Non-Equity Incentive Plan Compensation” column of the 2025 Summary Compensation Table above.

Adjusted EBITDA is a non-GAAP financial measure. We define Adjusted EBITDA as net income (loss) before interest expense, income taxes, depreciation and amortization, as adjusted to exclude the impact of items and amounts that we view as not indicative of our core operating performance, including share-based compensation, certain legal and regulatory items, financing-related and other activities, payor-reimbursement matters, amortization expense associated with acquisition-related intangible assets, the income tax impact of the adjustments, and certain tax matters related to the Corporate Reorganization and IPO. Adjusted EBITDA does not have a definition under GAAP, and our definition of Adjusted EBITDA may not be the same as, or comparable to, similarly titled measures used by other companies. For a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP financial measure, see Item 7, “Management’s Discussion and Analysis—Adjusted EBITDA and Other Non-GAAP Financial Measures” in our Annual Report on Form 10-K for the year ended December 31, 2025.

2025 Long-Term Incentive Program Awards

On February 5, 2025, the Compensation Committee approved the Company’s 2025 long-term incentive program (the “2025 LTIP”), which for participating NEOs consisted of three-year cliff-vesting restricted stock unit awards granted under the Company’s 2024 Equity and Incentive Compensation Plan (the “2024 Plan”). Pursuant to the 2025 LTIP, each of Messrs. Forbes and Morris received an award of restricted stock units with a targeted value of $240,000, which restricted stock units vest on February 5, 2028, subject to continued service. At Mr. Burke’s request, he did not receive any equity awards in 2025.

Outstanding Equity Awards at 2025
Fiscal Year-End
The following table provides information on the equity awards held by the NEOs as of December 31, 2025. All awards relate to shares of Class A common stock.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Fred Burke	—	—	—	—	—	—	—	—		—
David Morris	—	—	—	—	—	—	—	10,385	(2)	$312,485
Kendall Forbes	—	—	—	—	—	—	—	10,385	(2)	$312,485

(1)	The values are based on the closing price of Class A common stock as of December 31, 2025 of $30.09.
(2)
Represents 10,385 restricted stock units, granted on February 5, 2025, that upon vesting are settled on a one-for-one
basis in shares of Class A common stock, generally vesting in full on February 5, 2028.

Equity Award Grant Policies and Practices
We do not take into account any material
non-public
information when determining the timing and terms of equity incentive awards. Equity awards, including stock options, are not granted in anticipation of the release of material non-public
information, and the release of material
non-public
information is not timed based on stock option or other equity grant dates.
Employment Agreements
We have entered into employment agreements with Messrs. Burke, Morris and Forbes, in each case effective September 27, 2024 (the “Employment Agreements”). The initial term of each Employment Agreement ends on the second anniversary of its effective date, but the term is automatically extended for additional one-year
periods thereafter unless we provide the NEO written notice of non-renewal
at least 60 days prior to the end of the applicable term. The Employment Agreements include the following key compensation terms:

•	Base salary of $450,000 for Mr. Burke, $400,000 for Mr. Morris, and $400,000 for Mr. Forbes, subject to annual review for increase;

•
For each of our fiscal years (beginning with 2025) ending during the term of the NEO’s employment, eligibility for an annual cash incentive award, subject to the terms and conditions (including performance metrics and goals) determined by our board of directors (or an appropriate committee of the board of directors). The target annual cash incentive opportunity for each NEO will be no less than 60% of the NEO’s base salary, and the maximum cash incentive opportunity for each NEO will be no more than 150% of the NEO’s target annual cash incentive opportunity;

•
Eligibility to participate in our long-term incentive program as may be in effect from time to time for our senior executives generally, with such participation occurring in accordance with the approval of our board of directors (or an applicable committee of the board of directors), our policies, and the applicable award agreements and incentive compensation plans under which such awards will be granted; and

•	Eligibility for employee benefit plans, programs and policies as may be in effect for our senior executives generally.

For information regarding the termination and change in control compensation and benefits provided for under the Employment Agreements, see
“—Severance and Change in Control Compensation
” below.
Severance and Change in Control Compensation
The Employment Agreements provide for certain payments and benefits in connection with certain terminations of employment. Pursuant to the Employment Agreements, if (other than as described in the following paragraph) an NEO’s employment is terminated by us other than for “cause,” death or “disability” (including by not renewing the Employment Agreement), or by the NEO for “good reason” (as such terms are defined in the Employment Agreements), the NEO is entitled to receive: (1) a lump sum cash payment equal to two times the sum of the NEO’s annual base salary plus target annual cash incentive; (2) a lump sum cash payment equal to the NEO’s target annual cash incentive, pro-rated
based on the NEO’s period of service during the applicable fiscal year; and (3) reimbursement by us for a portion of health and welfare continuation coverage premiums for up to 24 months.
If, within two years after a “change in control” (as defined in the Employment Agreements) an NEO’s employment is terminated by us other than for “cause,” death or “disability” (including by not renewing the Employment Agreement) or by the NEO for “good reason,” the NEO will be entitled to receive: (1) a lump sum cash payment equal to three times the sum of the NEO’s annual base salary plus target annual cash incentive; (2) a lump sum cash payment equal to the NEO’s target annual cash incentive, pro-rated
based on the NEO’s period of service during the applicable fiscal year; (3) reimbursement by us for a portion of health and welfare continuation coverage premiums for up to 36 months; and (4) full vesting of outstanding equity-based awards (with performance-based awards vesting at the greater of target and actual performance as of the date of termination).
In general, receipt of the severance payments described above is subject to the NEO’s execution of a customary release of claims in our favor. In addition, the Employment Agreements include customary non-competition,
non-solicitation,
and confidentiality provisions.
The RSU Awards granted to Mr. Morris and Mr. Forbes in 2025 are also subject to certain special vesting terms that apply in connection with certain events. If the applicable officer dies or becomes disabled (as defined for purposes of the RSU Awards), or in the event of a change in control (as defined for purposes of the RSU Awards), the RSU Award will vest in full.
Retirement Plans
Guardian offers a
tax-qualified
401(k) retirement savings plan to its employees, under which participating employees may contribute a portion of their eligible compensation into their plan accounts. Employer matching contributions are made under the 401(k) plan in an amount equal to 100% of up to 1% of a participant’s eligible compensation, and 50% of up to an additional 5% of a participant’s eligible compensation, subject to applicable Internal Revenue Code limitations. Each of the NEOs was eligible to participate in the 401(k) plan during fiscal year 2025.
Clawback Policy
We have adopted a compensation recoupment policy that complies with rules promulgated by the NYSE and the SEC (the “Clawback Policy”). The Clawback Policy applies to current and former executive officers, and it provides for the recovery of certain incentive-based compensation received during a three-year recovery period if we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws. The incentive-based compensation recoverable under the Clawback Policy generally includes the amount of incentive-based compensation received (while we have a class of securities listed on a national securities exchange or national securities association) that exceeds the amount that would have been received had it been determined based on the restated amounts (without regard to any taxes paid). The Clawback Policy does not condition clawback on the fault of the executive officer, but the required clawback under the Clawback Policy is subject to certain limited exceptions in accordance with the SEC and NYSE rules.

Pay Versus Performance
Pay Versus Performance Table

Year (a)	Summary Compensation Table (“SCT”) Total for PEO (b)(1) ($)	Compensation Actually Paid to PEO (c)(2) ($)	Average SCT Total for Non-PEO NEOs (d)(1) ($)	Average Compensation Actually Paid to Non-PEO NEOs (e)(2) ($)	Value of Initial Fixed $100 Investment Based on Total Share-holder Return (“TSR”) (f)(3) ($)	Net Income (Loss) (in millions) (h) ($)
2025	845,842	845,842	995,719	1,068,207	188	49.0
2024	766,103	766,103	682,684	682,684	127	(71.0)

(1)
Mr. Burke was our principal executive officer (“PEO”) for the full year for each of 2024 and 2025 (each, a “Covered Year”). For each of the Covered Years, our non-PEO
NEOs were Messrs. Morris and Forbes.

(2)
For each of the Covered Years, in determining both the compensation “actually paid” (“CAP”) to our PEO and the average compensation “actually paid” to our non-PEO
NEOs for purposes of this Pay Versus Performance table (“PVP Table”), we deducted from or added back to the total amounts of compensation reported in column (b) or column (d) (as applicable) for such Covered Year the following amounts as required by SEC rules:

FRED BURKE	2024	2025
Summary Compensation Table Total for PEO (column (b))	$766,103	$845,842
- SCT “Stock Awards” column value	—	—
- SCT “Option Awards” column value	—	—
+ year-end fair value of equity awards granted in the Covered Year that are outstanding and unvested as of the Covered Year-end	—	—
[+/-] change in fair value (from prior year-end to Covered Year-end) of equity awards granted in prior years that are outstanding and unvested as of the Covered Year-end	—	—
+ vesting date fair value of equity awards granted and vested in the Covered Year	—	—
[+/-] change in fair value (from prior year-end to vesting date) of equity awards granted in prior years that vested in the Covered Year	—	—
- fair value as of prior-year end of equity awards granted in prior years that failed to vest in the Covered Year	—	—
+ includable dividends/earnings on equity awards during Covered Year	—	—
Compensation Actually Paid to PEO (column (c))	$766,103	$845,842

AVERAGE FOR NON-PEO NEOS	2024	2025
Average Summary Compensation Table Total for Non-PEO NEOs (column (d))	$682,684	$995,719
- SCT “Stock Awards” column value	—	$239,997
- SCT “Option Awards” column value	—	—
+ year-end fair value of equity awards granted in the Covered Year that are outstanding and unvested as of the Covered Year-end	—	$312,485
[+/-] change in fair value (from prior year-end to Covered Year-end) of equity awards granted in prior years that are outstanding and unvested as of the Covered Year-end	—	—
+ vesting date fair value of equity awards granted and vested in the Covered Year	—	—
[+/-] change in fair value (from prior year-end to vesting date) of equity awards granted in prior years that vested in the Covered Year	—	—
- fair value as of prior-year end of equity awards granted in prior years that failed to vest in the Covered Year	—	—
+ includable dividends/earnings on equity awards during Covered Year	—	—
Average Compensation Actually Paid to Non-PEO NEOs (column (e))	$682,684	$1,068,207

In the tables above, the unvested equity award fair values were calculated on each of the required measurement dates using assumptions based on criteria consistent with those used for grant date fair value calculations and in accordance with the methodology used for financial reporting purposes.

(3)
For each Covered Year, our TSR was calculated based on the yearly percentage change in the cumulative TSR on our Class A Common Stock, measured as the quotient of (a) the sum of (i) the cumulative amount of dividends for a period beginning with our closing price on the New York Stock Exchange on September 26, 2024 (the date our Class A common stock commenced trading on the NYSE) through and including the last day of the applicable Covered Year (each such period, a “Measurement Period”), assuming dividend reinvestment, plus (ii) the difference between our closing stock price at the end versus the beginning of the Measurement Period, divided by (b) our closing share price at the beginning of the Measurement Period. Each of these yearly percentage changes was then applied to a deemed fixed investment of $100 at the beginning of each Measurement Period to produce the Covered
Year-end
values of such investment as of the end of 2025 and 2024, as applicable. Because Covered Years are presented in the table in reverse chronological order (from top to bottom), the table should be read from bottom to top for purposes of understanding cumulative returns over time.

The following charts provide, across the Covered Years, descriptions of the relationships between (1) the CAP to the PEO and the average CAP to our
Non-PEO
NEOs (in each case as set forth in the PVP Table above) and (2) each of the performance measures set forth in columns (f) and (h) of the PVP Table above.

Relationship Between Compensation Actually Paid and Total Shareholder Return
$1,200,000
$1,000,000
$800,000
$600,000
$400,000
$200,000
$0
Compensation Actually Paid
$200
$180
$160
$140
$120
$100
$80
$60
$40
$20
$0
Total Shareholder Return
9/26/2024
2024
2025
PEO Compensation Actually Paid
Ave. Non-PEO NEO Compensation Actually Paid
Company TSR

Relationship Between Compensation Actually Paid and Company Net Income
$1,200,000
$1,000,000
$800,000
$600,000
$400,000
$200,000
$0
Compensation Actually Paid
$60
$40
$20
$0
-$20
-$40
-$60
-$80
Net Income (dollars in millions)
2024
2025
PEO Compensation Actually Paid
Ave. Non-PEO NEO Compensation Actually Paid
Company Net Income

Equity Compensation Plan Information
The following table provides summary information with respect to the Company’s equity compensation plans under which shares of the Company’s Class A common stock may be issued as of December 31, 2025.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a)) (1)
Equity compensation plans approved by stockholders	623,008	$—	1,999,153
Equity compensation plans not approved by stockholders	—	—	—

Total	623,008	$—	1,999,153

(1)
The number of shares of Class A common stock issuable under the 2024 Plan shall be automatically increased on the first day of each fiscal year by an amount equal to the lesser of (x) 1% of the aggregate number of shares of the Company’s common stock outstanding on the last day of the immediately preceding fiscal year and (y) such smaller number of shares as determined by the Board of Directors. Shares available under the 2024 Plan may be used for awards other than options, warrants and rights, such as restricted stock.

DIRECTOR COMPENSATION

2025 Director Compensation Table

The table below summarizes the compensation earned by or paid to our directors for the year ended December 31, 2025, excluding Mr. Burke and Mr. Morris, who are not compensated for serving on the Board and whose compensation is covered in the 2025 Summary Compensation Table above.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation ($)	Total ($)
John Ackerman	—	—	—	—
William Bindley	—	—	—	—
Steve Cosler	75,000	99,983	—	174,983
Randall Lewis	75,000	99,983	—	174,983
Mary Sue Patchett	75,000	99,983	—	174,983
Thomas Salentine, Jr.	—	—	—	—

(1)

The amounts in this column represent the aggregate grant date fair value of the restricted stock unit awards granted to our non-employee directors in 2025, calculated in accordance with ASC 718. For information regarding assumptions used in calculating these values, see Note 11 to the financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. As of December 31, 2025, each of Mr. Cosler, Mr. Lewis and Ms. Patchett held 3,901 outstanding RSUs; none of our other non-employee directors had any outstanding stock awards or option awards as of such date.

Compensation of Our Non-Affiliated Directors

We refer to our directors who are (1) our employees or officers or (2) affiliated with Bindley Capital or the Cardinal Stockholders as our “Affiliated Directors.” Under our current director compensation program, Affiliated Directors do not receive any compensation for their service as our directors. Our Affiliated Directors consist of Messrs. Burke, Morris, Ackerman, Bindley and Salentine, Jr.

Our Non-Affiliated Directors receive cash and equity-based compensation for their service as directors, as further described below. Our Non-Affiliated Directors consist of Mr. Cosler, Mr. Lewis and Ms. Patchett.

Our Non-Affiliated Directors receive compensation for their services as directors as follows:

•	An annual cash retainer of $75,000;

•	An additional annual cash retainer of $25,000 for any lead director; and

•

An annual grant of restricted stock units with a targeted value of $100,000. Restricted stock units are granted at the time of each annual meeting of our stockholders and vest on the earlier of the first anniversary of the date of grant and the date of the following annual meeting of stockholders.

We do not pay any fees to our directors for attending meetings of the board of directors or its committees. We also do not provide for additional retainer fees for chairs of committees of the Board, as all members of our Board who will receive compensation for Board service serve on all such committees. However, we may consider additional compensation for Board or committee service in the future.

Non-Employee Director Stock Ownership Guidelines

Our non-employee directors who receive compensation from us for their service on our Board of Directors are subject to stock ownership guidelines. Under the stock ownership guidelines, each of our non-employee directors who receives compensation from us for service on our Board of Directors is required to own stock in an amount equal to five times the director’s annual cash retainer. For purposes of this requirement, a non-employee director’s holdings include shares of our common stock held directly or indirectly, individually or jointly, as well as vested share awards that have been deferred for future delivery. Until a director’s stock ownership requirements (if applicable) have been satisfied, such director is required to retain 100% of the shares received upon settlement of restricted stock units or other equity-based awards that were granted on or following the IPO (net of shares with a value equal to the amount of taxes owed by such non-employee director in respect of such settlement).

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors offers this report regarding the Company’s financial statements, and regarding certain matters with respect to Ernst & Young LLP, the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2025. This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing with the SEC by the Company, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed to be filed with the SEC.

The Audit Committee currently consists of Mr. Lewis (Chair), Mr. Cosler and Ms. Patchett.

The Audit Committee reviewed and discussed with the Company’s management and with Ernst & Young LLP, its independent registered public accounting firm for the fiscal year ended December 31, 2025, the Company’s audited financial statements contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2025. The Audit Committee also discussed with Ernst & Young LLP the matters required to be discussed by the statement on Auditing Standards No. 16, Communication with Audit Committees, as amended, issued by the Public Company Accounting Oversight Board.

The Audit Committee received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence and has discussed with Ernst & Young LLP its independence. The Audit Committee also considered whether the provision of certain non-audit services to the Company by Ernst & Young LLP is compatible with maintaining its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC.

The Audit Committee of the Board of Directors:

Randall Lewis (Chair)

Steve Cosler

Mary Sue Patchett

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transactions Policy

Our Board of Directors has adopted a related person transaction policy setting forth the policies and procedures for the review and approval or ratification of transactions involving us and “related persons.” For the purposes of this policy, “related persons” will include our executive officers, directors, director nominees, and their immediate family members, and stockholders owning five percent or more of any class of our outstanding common stock and their immediate family members.

The policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act of 1933, as amended, any transaction, arrangement, or relationship, or any series of similar transactions, arrangements, or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, and guarantees of indebtedness of a related person. In reviewing and approving any such transaction, our Audit Committee is tasked with considering all relevant facts and circumstances, including, without limitation, whether the transaction is on terms comparable to those that could be obtained in an arm’s-length transaction with an unrelated party and the extent of the related person’s interest in the transaction. No related party transaction may be consummated unless our Audit Committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. Any member of the Audit Committee who is a related person with respect to a transaction under review will not be permitted to participate in the deliberations or vote regarding approval or ratification of the transaction. Such director may be counted, however, in determining the presence of a quorum at a meeting of the Audit Committee that considers the transaction. All of the transactions described in this section occurred prior to the adoption of the policy.

Transactions with Related Persons

There were no reportable related person transactions during 2024 and 2025, other than as described below.

Directed Share Program

In connection with our IPO completed in September 2024, and at our request, the underwriters reserved up to 675,000 of the shares of Class A common stock offered by us in the IPO for sale at the public offering price of $14.00 per share to our directors, officers and certain of our employees and other persons associated with us who expressed an interest in purchasing shares in the offering (the “Directed Share Program”). The sales of shares pursuant to the Directed Share Program were made by Raymond James & Associates, Inc., an underwriter of the IPO. Thomas Salentine, Jr., a director of the Company, purchased 35,714 shares in the Directed Share Program for an aggregate purchase price of $499,996.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires the Company’s directors, officers and persons who on more than 10% of a registered class of the Company’s securities to file reports of beneficial ownership and changes in ownership with the SEC. Based solely on a review of the reporting forms and representations from reporting persons, the Company believes that, during fiscal year 2025, all required reports were filed on a timely basis, other than the filing of a Form 3 and a Form 4 for each of Pharmacy Investors, LLC and Cardinal Equity Fund, L.P., which were filed untimely due to administrative error. Each Form 4 reported three transactions.

PROPOSAL NO. 2: APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Section 14A of the Exchange Act provides stockholders with the right to vote to approve, on an advisory, non-binding, basis, the compensation of our named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC. This stockholder advisory vote is commonly referred to as the “Say-on-Pay” vote.

Our philosophy with respect to executive compensation is to implement certain core compensation principles, namely, alignment of management’s interests with our stockholders’ interests and encouraging and rewarding performance that contributes to enhanced long-term stockholder value and our general long-term financial health. Our compensation programs are designed in a consistent manner, and seek to ensure we can effectively attract and retain executive leadership, reward performance that enhances stockholder value and our financial strength, and better align the interests of our executive officers with our stockholders generally. We believe that our executive compensation philosophy and programs are appropriate to ensure management’s interests are aligned with our stockholders’ interests in furtherance of long-term value creation.

The Say-on-Pay vote gives you as a stockholder the opportunity to express your views on the compensation of our named executive officers in 2025. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers in 2025 and our executive compensation philosophy, objectives, policies and practices. The Compensation Committee, which administers our executive compensation program, values the opinions expressed by stockholders and will consider the outcome of these votes in making its decisions on executive compensation in the future. Accordingly, the Board of Directors recommends that stockholders approve the following advisory resolution:

“RESOLVED, that the stockholders of Guardian Pharmacy Services, Inc. approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the compensation tables and accompanying footnotes and narratives disclosed in this proxy statement.”

Because this vote is advisory, it will not be binding on the Compensation Committee, the Board of Directors or the Company. However, it will provide information to our management and Compensation Committee regarding investor sentiment about our executive compensation philosophy, objectives, policies and practices, which management and the Compensation Committee will be able to consider when determining executive compensation for the remainder of 2026 and beyond. We currently expect to conduct a Say-on-Pay vote every year, such that our next Say-on-Pay vote is expected to occur at our 2027 Annual Meeting of Stockholders.

Recommendation of the Board of Directors

Your Board of Directors recommends a vote FOR the advisory approval of the compensation of the
Company’s named executive officers as disclosed in this proxy statement.

PROPOSAL NO. 3: APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE FREQUENCY OF THE COMPANY’S FUTURE ADVISORY VOTES TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

The Dodd-Frank Act also provides stockholders with the right to vote, on an advisory, nonbinding basis, on the frequency with which the Company should include an advisory vote to approve named executive officer compensation at future annual meetings of stockholders. This advisory vote is commonly referred to as the “Say-on-Frequency” vote. Stockholders may vote for a Say-on-Pay vote to occur every year, every two years or every three years, or may abstain from voting on the frequency of the Say-on-Pay vote.

Section 14A of the Exchange Act requires that we conduct a stockholder advisory vote of this nature at least once every six years. This proposal provides our stockholders with the opportunity to cast an advisory vote indicating their preference on how often the Company should include a Say-on-Pay proposal in its proxy materials for future stockholder meetings.

We believe that by providing for a Say-on-Pay vote every year, stockholders will have the opportunity annually to express their views on the compensation of our named executive officers. An annual vote also complements our goal of creating and implementing a compensation philosophy, objectives, programs and practices that enhance stockholder value, and can maximize accountability and communication.

You may cast your vote on a preferred frequency on which the Company is to hold future advisory stockholder votes to approve the compensation of the Company’s named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC by selecting your preference of every year, every two years or every three years, or by abstaining from voting.

Although the Say-on-Frequency vote is nonbinding, the Board of Directors and the Compensation Committee will consider the results of the Say-on-Frequency vote, among other factors, in determining the frequency of future Say-on-Pay votes. The Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the non-binding option recommended by our stockholders.

Recommendation of the Board of Directors Your Board of Directors recommends a vote for ONE YEAR as the preferred frequency for future advisory votes on executive compensation.

PROPOSAL NO. 4: RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors is responsible for the appointment, compensation and retention of our independent registered public accounting firm.

The Audit Committee has appointed Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2026, and urges you to vote FOR ratification of the appointment. Ernst & Young LLP has served as our (including Guardian Pharmacy, LLC) independent registered public accounting firm since 2016. While stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise, our Board of Directors is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate governance. If our stockholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and, if present, will have the opportunity to make a statement on behalf of the firm if they desire to do so, and to respond to appropriate questions from stockholders.

Auditor Fees and Services

For the years ended December 31, 2025 and 2024, the fees accrued or paid to Ernst & Young LLP, our current independent registered public accounting firm, were as follows:

	2025 ($)	2024 ($)
Audit Fees(1)	1,793,000	1,087,500
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	4,000	2,000

Total	1,797,000	1,089,500

(1)

Audit Fees for professional services associated with the annual audit of our consolidated financial statements, the reviews of our quarterly condensed consolidated financial statements and the issuance of consents and comfort letters in connection with registration statement filings with the SEC.

(2)

Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”

(3)	Tax Fees represent fees relating to tax compliance and consulting matters.
(4)	All Other Fees represent fees for services other than those included above, including the annual subscription to the EY accounting research tool.

Policy on Pre-Approval of Services Performed by Independent Registered Public Accounting Firm

The policy of the Audit Committee is to require pre-approval of all audit and permissible non-audit services to be performed by the independent registered public accounting firm during the fiscal year. The Audit Committee regularly considers all non-audit fees when reviewing the independence of our independent registered public accounting firm.

Recommendation of the Board of Directors

Your Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2026.

CODE OF ETHICS

We have adopted a Code of Conduct and Business Ethics that applies to all of our officers, directors, and employees, including our principal executive officer, principal financial officer, principal accounting officer, and controller, or persons performing similar functions, which will be posted on our website. Our Code of Conduct and Business Ethics is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our website. The information contained in, or that can be accessed through, our website is not incorporated by reference and is not part of this proxy statement.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2027 ANNUAL MEETING

In accordance with the rules of the SEC, if you wish to submit a proposal to be brought before the 2027 Annual Meeting of Stockholders, we must receive your proposal by no later than November 26, 2026, in order for it to be included in our proxy materials relating to that meeting. Stockholder proposals must be accompanied by certain information concerning the proposal and the stockholder submitting it as more fully described in our Bylaws. Proposals should be directed to the Company’s Secretary, at our principal executive offices, 300 Galleria Parkway S.E., Suite 800, Atlanta, Georgia 30339. To avoid disputes as to the date of receipt, it is suggested that any stockholder proposal be submitted by certified mail, return receipt requested.

In addition, in accordance with our Bylaws, for any director nominations or proposal to be submitted by a stockholder for a vote at the 2027 Annual Meeting of Stockholders, whether or not submitted for inclusion in our proxy statement, we must receive advance notice of such director nominations or proposal not earlier than January 5, 2027 but not later than February 4, 2027. The proxy to be solicited on behalf of our Board of Directors for the 2027 Annual Meeting of Stockholders may confer discretionary authority to vote on any such proposal received after that date.

COMPLIANCE WITH UNIVERSAL PROXY RULES FOR DIRECTOR NOMINATIONS

In addition to satisfying the requirements under our Bylaws, if a stockholder intends to comply with the universal proxy rules and to solicit proxies in support of director nominees other than the Company’s nominees, the stockholder must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934, as amended, which notice must be postmarked or transmitted electronically to us at our principal executive offices no later than 60 calendar days prior to the one-year anniversary date of the annual meeting (for the 2027 Annual Meeting of Stockholders, no later than March 8, 2027). If the date of the 2027 Annual Meeting of Stockholders is changed by more than 30 calendar days from such anniversary date, however, then the stockholder must provide notice by the later of 60 calendar days prior to the date of the 2027 Annual Meeting of Stockholders and the 10th calendar day following the date on which public announcement of the date of the 2027 Annual Meeting of Stockholders is first made.

ANNUAL REPORT

A copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as required to be filed with the SEC, has been provided concurrently with this proxy statement to all stockholders entitled to notice of, and to vote at, the Annual Meeting. Stockholders may also obtain a copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2025, without charge upon written request to: Secretary, Guardian Pharmacy Services, Inc., 300 Galleria Parkway S.E., Suite 800, Atlanta, Georgia 30339. The proxy statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2025, are available at www.guardianpharmacy.com.

P.O. BOX 8016, CARY, NC 27512-9903

Guardian Pharmacy Services, Inc.	Internet:
Annual Meeting of Stockholders	www.proxypush.com/GRDN
● Cast your vote online
● Have your Proxy Card ready
For Stockholders of record as of March 13, 2026 Tuesday, May 5, 2026 1:00 PM, Eastern Time 8909 Purdue Road, Suite 500, Indianapolis, IN 46268	● Follow the simple instructions to record your vote
Phone:
1-866-490-6852
● Use any touch-tone telephone
● Have your Proxy Card ready
● Follow the simple recorded instructions
Mail:
● Mark, sign and date your Proxy Card
YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: 11:59 PM, Eastern Time, May 4, 2026.	● Fold and return your Proxy Card in the postage-paid envelope provided

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Fred Burke, David Morris, and Douglas Towns, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of common stock of Guardian Pharmacy Services, Inc. which the undersigned is entitled to vote at said meeting and any adjournment or postponement thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment or postponement thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting or any adjournment or postponement thereof and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. In their discretion, the named proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The named proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Copyright © 2026 BetaNXT, Inc. or its affiliates. All Rights Reserved

Guardian Pharmacy Services, Inc. Annual Meeting of Stockholders

Please make your marks like this:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR each of the nominees listed in PROPOSAL 1, FOR PROPOSALS 2 and 4 and for 1 YEAR on PROPOSAL 3.

	PROPOSAL	YOUR VOTE				BOARD OF DIRECTORS RECOMMENDS
1.	To elect Class II directors, to hold office until the annual meeting of stockholders to be held in 2029 and until their successors are duly elected and qualified.	FOR	WITHHOLD
	1.01 John Ackerman	☐	☐			FOR

	1.02 Randall Lewis	☐	☐			FOR

		FOR	AGAINST	ABSTAIN
2.	To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers.	☐	☐	☐		FOR

		1YR	2YR	3YR	ABSTAIN
3.	To approve, on a non-binding advisory basis, the frequency of the Company’s future advisory votes to approve the compensation of the Company’s named executive officers.	☐	☐	☐	☐	1 YEAR

		FOR	AGAINST	ABSTAIN
4.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2026.	☐	☐	☐		FOR

☐	Check here if you would like to attend the meeting in person.

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date